Exhibit 10.14

LEASE

BY AND BETWEEN HUB

PROPERTIES GA LLC,

as Landlord

and

VIDARA THERAPEUTICS INC. (DE),

as Tenant

with respect to Holcomb Woods

Business Park Roswell, Georgia

-i-

LEASE

THIS LEASE (this “Lease”) is made as of January 25, 2013, by and between Hub Properties GA LLC, a Maryland limited liability company (“Landlord”), and Vidara Therapeutics Inc. (DE), a Delaware corporation (“Tenant”).

WITNESSETH, that for and in consideration of the rents, mutual covenants and agreements hereinafter set forth, the parties hereto mutually agree as follows:

1. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, approximately 6,210 rentable square feet of office space designated as Suite 270 on the first (1st) floor of the building (the “Building”) known as Holcomb Woods, Building 200, located at the Holcomb Woods Business Park, 1000 Holcomb Woods Parkway, Roswell, Georgia 30076, as such space is more particularly shown on Exhibit A attached hereto (the “Premises”). The “Property” consists of the four buildings which comprise the Holcomb Woods Business Park, all parking facilities, landscaped areas and other common areas appurtenant to the said buildings, the sidewalks and driveways adjacent thereto, and the land parcels on which all of the same are located. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord, and Tenant has only a usufruct which is not subject to levy and sale.

Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) the common escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Premises, (c) common walkways and driveways (if any) necessary for access to the Building, and (d) if the Premises include less than all of the rentable area of any floor of the Building, the common toilets and other common facilities located on such floor.

2. Term.

(a) Original Term. The “Term” of this Lease shall be for the period (the “Original Term”) commencing on the Commencement Date and expiring on the day that is seven (7) months following the day immediately preceding the fifth (5th) anniversary of the Commencement Date, except that if such day is not the last day of a calendar month, the Term shall expire on the last day of the calendar month in which such day occurs, subject to extension as hereinafter provided. The “Commencement Date” shall be the later to occur of (i) March 1, 2013, or (ii) the Substantial Completion Date, as defined in Section 3, Notwithstanding the foregoing, if Tenant shall occupy all or any portion of the Premises prior to the Commencement Date as determined pursuant to the preceding sentence, the first date of such occupancy shall be the Commencement Date for all purposes of this Lease. When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit C hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates.

(b) Extended Term. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the Term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years. The Extended Term shall commence on the day succeeding the expiration of the Original Term and shall end on the day immediately preceding the fifth (5th) anniversary of the commencement of the Extended Term. All of the terms, covenants and provisions of this Lease applicable immediately prior to the commencement of the Extended Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of the Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the Term of this Lease beyond the Extended Term hereinabove provided. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than six (6) months, nor sooner than one (1) year, prior to the expiration of the Original Term which Election Notice may demand that Landlord provide Landlord’s Notice within thirty (30) days thereafter. If Tenant fails to give the Election Notice to Landlord timely, the Term of this Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time is of the essence with respect to the giving of the Election Notice. If Tenant shall extend the Term hereof pursuant to the provisions of this Section 2(b), such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the Extended Term. The “Conditions” are that, as of the date of the Election Notice, there shall exist no default of Tenant and Vidara Therapeutics Inc. (DE) (or any successor by Merger, or any Affiliate, as defined in Section 14) shall actually occupy the entire Premises.

“Market Rate” shall mean the then fair market annual rent for the Premises for the Extended Term (determined as set forth below). If so required by the Election Notice, Landlord shall give Tenant Landlord’s Notice within thirty (30) days after Landlord’s receipt of such Election Notice. If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord within twenty (20) days after Landlord’s Notice (failure to provide such notice of disagreement within such 20-day period constituting acceptance by Tenant of the Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2(b), they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Real Estate Board (or any similar or successor organization) for the greater Roswell area in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the greater Roswell area dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building, or in comparable buildings in the greater Roswell area, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under this Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

3. Condition of Premises. Landlord shall deliver possession of the Premises to Tenant and Tenant agrees to accept the Premises in “as is” condition as of the Commencement Date, except as hereinafter provided. Tenant acknowledges that it has inspected the Premises and the common areas and facilities of the Property and has found the condition of both satisfactory and is not relying on any representations of Landlord or Landlord’s agents or employees as to such condition, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this Lease.

Landlord has caused its architect, Herring Troy Associates, to prepare the construction drawings and specifications dated October 16, 2012 and attached hereto as Exhibit A-1 (collectively, “Landlord’s Plans”) for certain initial improvements to the Premises, which are based on the space plan (the “Space Plan”) dated September 28, 2012 and attached hereto as Exhibit A-2, Landlord’s Plans shall be delivered to Tenant for its approval, which approval shall be given unless Landlord’s Plans are inconsistent, in any material respect, with the Space Plan or there are other errors or omissions in Landlord’s Plans. Tenant shall have five (5) business days (i.e., days that are not legal holidays or weekend days) to review Landlord’s Plans and to notify Landlord in writing of any such inconsistencies or other errors or omissions. If Tenant fails to give Landlord such notice within said period, Landlord’s Plans shall be deemed approved. In the event Tenant notifies Landlord of any such inconsistencies or other errors or omissions, Landlord shall make any necessary corrections to Landlord’s Plans and shall resubmit Landlord’s Plans to Tenant for Tenant’s approval (in which case Tenant shall have two (2) business days to review the corrected Landlord’s Plans and to notify Landlord of any errors or omissions, and if Tenant fails to so notify Landlord, such resubmission shall be deemed approved) and this process shall continue until final Landlord’s Plans are approved by Landlord and Tenant.

Upon final approval of Landlord’s Plans by Landlord and Tenant, Landlord shall exercise all reasonable efforts to substantially complete the work specified therein (collectively “Landlord’s Work”) by March 1, 2013, but Tenant shall have no claim against Landlord for failure so to complete Landlord’s Work by any particular date. Landlord’s Work shall be performed in a good and workmanlike manner, in compliance with all applicable laws and codes and, except as may be otherwise specified in Landlord’s Plans, using materials and installations meeting Landlord’s minimum standards for the Building. Tenant agrees that Landlord may make any changes in Landlord’s Work from that shown on Landlord’s Plans, the necessity or desirability of which becomes apparent following approval Landlord’s Plans by Landlord and Tenant, upon prior written notice to Tenant for nonsubstantial changes and with the approval of Tenant (which approval shall not be unreasonably withheld, conditioned or delayed) for substantial changes (i.e., any material changes in the quality and/or location of the improvements).

When in Landlord’s reasonable judgment, Landlord’s Work has proceeded to such point where Tenant may install its cabling, furniture, fixtures and equipment in the Premises without interfering with the performance of Landlord’s Work (but not later than one (1) week prior to the projected Substantial Completion Date) (and provided Landlord shall have received a copy of each of Tenant’s insurance certificates pursuant to Section 9 hereof), Landlord shall so notify Tenant and from and after such date of notification Tenant and its contractors shall have access to the Premises for the purposes of installing the same in preparation for Tenant’s occupancy of the Premises. In connection with such access, Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord (where such approval is required) or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of Landlord’s Work, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating work being performed by Landlord and work being performed by Tenant, each with the other and with any other activity or work in the Building, including, without limitation, the use of labor which shall work in harmony with all other contractors performing work at the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, except that (i) there shall be no obligation on the part of Tenant solely because of such access to pay any Annual Fixed Rent or any Additional Rent for Taxes or Operating Costs (as hereinafter defined) for any period prior to the Commencement Date, and (ii) Tenant shall not be deemed thereby to have taken or accepted possession of the Premises or any portion thereof. If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s rights of access to the Premises until the Commencement Date.

Landlord shall pay the entire cost of Landlord’s Work in excess of Tenant’s Contribution, hereinafter defined (such cost of Landlord’s Work in excess of Tenant’s Contribution being referred to as “Landlord’s Contribution”), and Tenant shall not be liable therefor, except that Tenant shall pay upon demand therefor any increase in the cost of Landlord’s Work that is attributable to a Tenant Delay (hereinafter defined) or any other act or omission of Tenant, its employees, agents or contractors, including, without limitation, changes made in Landlord’s Work at the request of Tenant (which changes must first be approved by Landlord at its sole discretion).

Tenant shall contribute $34,155.00 (“Tenant’s Contribution”) to be applied against the cost of Landlord’s Work, and commencing on the first (1st) day of the eighth (8th) full calendar month following the Commencement Date and thereafter on the first day of each month through the remainder of the Original Term (such period being the “Amortization Period”), Tenant shall pay to Landlord, as Additional Rent, $605.47 per month; such amount being equal to the level monthly payments of principal and interest, payable monthly, in advance, necessary to pay Tenant’s Contribution, together with interest thereon at a rate of eight percent (8%) per annum, over the Amortization Period.

Landlord’s Work shall be deemed to be substantially completed and the “Substantial Completion Date” shall occur as of the first day as of which (i) Landlord’s Work is completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e., so-called “punch list” items), and (ii) if required by law, a certificate of occupancy (which may be temporary or conditional so long as Landlord diligently endeavors to obtain a final certificate) permitting occupation and use of the Premises by Tenant has been issued by the applicable governmental authority. Landlord shall use reasonable efforts to complete all “punch list” items within thirty (30) days following the Substantial Completion Date, and Tenant shall afford Landlord access to the Premises for such purposes.

If any act or omission of Tenant or its agents or contractors, whether occurring before or after the commencement of Landlord’s Work (including any unreasonable delay in approving any changes in Landlord’s Work as provided in the third paragraph of this Section 3), shall cause a delay of the substantial completion of Landlord’s Work (a “Tenant Delay”) thereby delaying the Commencement Date, Tenant shall, upon invoice, pay to Landlord, as Additional Rent in addition to the amounts payable by Tenant during the Term, the amount of Annual Fixed Rent, Additional Rent on account of Taxes and Operating Costs and other charges that would have been payable hereunder as if the Commencement Date occurred, and the obligation to pay the full amount of Annual Fixed Rent, Additional Rent and other charges (without abatement) had commenced, immediately prior to such Tenant Delay.

If the Commencement Date shall not have occurred by April 1, 2013 (subject to the last sentence of this paragraph, the “Target Date”), Tenant shall have the right to terminate this Lease by giving notice to Landlord not later than thirty (30) days after the Target Date whereupon this Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after the giving of such notice, time being of the essence with respect to the giving of such notice, unless within such thirty (30) day period after Tenant’s notice, Landlord causes the Substantial Completion Date to occur, in which event such termination shall be null and void. Tenant’s termination right shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure to complete Landlord’s Work. The Target Date shall be extended and delayed by any delays resulting from Tenant Delay or Force Majeure. “Force Majeure” shall be defined as any strike or other labor trouble, fire, flood or other casualty, breakage, accident, repairs, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or unexpected inaction of governmental authority (or shortages of fuel, supplies or labor resulting therefrom), war, civil commotion, labor or transportation difficulties, unexpected delay in obtaining supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.

Tenant shall be conclusively deemed to have accepted Landlord’s Work unless, within sixty (60) days after Landlord’s Work is substantially completed, Tenant gives Landlord a notice setting forth in detail those portions of Landlord’s Work Tenant does not accept. Landlord shall obtain a customary one (1) year warranty from the general contractor performing Landlord’s Work, which it shall seek to enforce for Tenant’s benefit, at Tenant’s sole expense, Nothing herein shall be construed to relieve Landlord of any of the repair or maintenance obligations or other obligations of Landlord under this Lease.

Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 31. The initial Construction Representatives shall be Jennifer Sanford (Landlord) and Brian Jennette (Tenant). Notwithstanding Section 31, any notices or other communication under this Section 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

4. Use. The Premises shall be used by Tenant solely for general office uses compatible with first-class office buildings and in compliance with any certificate of occupancy applicable to the Premises and all zoning ordinances. Tenant shall, from time to time, procure and maintain all licenses and permits necessary for such use and for any other use or activity conducted at the Premises, at Tenant’s sole expense. Tenant shall not commit any nuisance on the Premises; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales. In addition, Tenant shall not permit in the Premises any inflammable fluids or chemicals or any pharmaceutical, hazardous or biological materials unless they are used, stored and removed in accordance with all applicable laws.

5. Annual Fixed Rent. Tenant shall pay to Landlord base rent (the “Annual Fixed Rent”) as set forth below, in the monthly installments hereinafter provided, in advance on the first day of each month during the Term, without demand, offset, deduction or abatement, except as expressly provided herein.

Year	Annual Fixed Rent (per annum)	Monthly Installments
1	$43,470.00	$3,622.50
2	$44,774.10	$3,731.18
3	$46,117.32	$3,843.11
4	$47,500.84	$3,958.40
5	$48,925.87	$4,077.16
6	$50,393.64	$4,199.47

For purposes of the timing of the adjustments in the amount of Annual Fixed Rent, the first “Year” shall be the period beginning on the Commencement Date and ending on the day preceding the first (1st) anniversary of the Commencement Date (except that if the Commencement Date is not the first day of a calendar month, the first (1st) Year shall be the period commencing on the Commencement Date and expiring on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date shall occur, and Tenant shall pay pro rated Annual Fixed Rent for the partial month commencing on the Commencement Date at the annual rate for Year 1 plus Annual Fixed Rent for the next twelve full months of Year 1), with each succeeding Year being the twelve (12) month period following the preceding Year, except that the last Year shall include only the last seven (7) months of the Term.

Notwithstanding the foregoing, Tenant’s obligation to pay Annual Fixed Rent shall be abated (the “Abated Annual Fixed Rent”) for the seven-month period commencing on the Commencement Date provided, however, should there be a default by Tenant (i.e., after the applicable notice and/or cure period, if any, as provided in Section 23) at any time on or before the last day of such seven-month period, then (i) Tenant shall no longer be entitled to an abatement of Annual Fixed Rent pursuant to this paragraph and (ii) all Annual Fixed Rent that Tenant has not paid by reason of the abatement provided for hereunder shall immediately become due and payable to Landlord as Additional Rent (as hereinafter defined).

Notwithstanding the foregoing, Tenant shall pay the first full monthly installment of Annual Fixed Rent due hereunder concurrently with the execution of this Lease.

All payments of rent due hereunder shall be payable to Landlord at P.O. Box 845307, Boston, MA 02284-5307, or at such other place as Landlord shall from time to time designate by notice.

6. Tax and Operating Cost Payments. Tenant shall, for each calendar year or portion thereof included in the Term, pay to Landlord, as Additional Rent (defined below), (i) Tenant’s Percentage of Operating Costs and (ii) Tenant’s Percentage of the amounts by which Taxes shall exceed Base Taxes (all as hereinafter defined) (both such amounts to be determined independently, but the collective amount due from Tenant therefor for each calendar year being the “Tax and Operating Cost Payments”). “Tenant’s Percentage” shall mean two and fifty-four hundredths percent (2.54%). “Base Taxes” shall mean Taxes for the 2013 calendar year, as the same may be reduced by an abatement or tax challenge. The Tax and Operating Cost Payment shall be pro rated for any calendar year that is not entirely within the Term.

For purposes of calculating Tenant’s Percentage of Operating Costs, in no event shall the amount of Controllable Expenses included in Operating Costs for any calendar year exceed the Controllable Expense Cap for such calendar year. If, pursuant to the provisions of this paragraph, any portion of Controllable Expenses is excluded from Operating Costs in a calendar year, such amount shall accrue and shall be included in Operating Costs (as Controllable Expenses) with respect to the next following calendar year, subject to the Controllable Expense Cap for such calendar year. Such accrual shall continue until such amount has been fully included in Operating Costs and Tenant has paid Tenant’s Percentage of Operating Costs on account thereof notwithstanding the effect of the Controllable Expense Cap; however Tenant shall have no obligation to pay any Controllable Expenses which remain accrued and have not been passed through to Tenant as of the end of the calendar year during which the Term of this Lease expires.

“Controllable Expenses” shall mean all Operating Costs, except for the following, which shall not be subject to the limitations described above: (i) utility charges (including sewer), (ii) insurance premiums, (iii) costs to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the Commencement Date, or to comply with any amendment or change in interpretation of any such legal requirements after the Commencement Date, (iv) the cost of health insurance provided by Landlord as a benefit to employees whose compensation is included in Operating Costs, (v) the cost of repairs to the Property required by casualty damage or other causes beyond Landlord’s reasonable control for which Landlord is not reimbursed by insurance or third parties, (vi) any costs which are governed or established by collective bargaining agreements, (vii) costs of treatment of snow and ice and (viii) management fees.

“Controllable Expense Base” shall mean the Controllable Expenses for the 2013 calendar year.

“Controllable Expense Cap” shall mean (i) for the 2013 calendar year, one hundred percent (100%) of the Controllable Expense Base and (ii) for each succeeding calendar year, one hundred and five percent (105%) of the amount of the Controllable Expense Cap for the immediately preceding calendar year.

If during any calendar year for which Operating Costs are being computed, less than ninety five percent (95%) of the rentable area of the Property was leased to tenants or if Landlord is supplying less than ninety five percent (95%) of the rentable area of the Property with the services and utilities being supplied hereunder, actual Operating Costs incurred shall be reasonably projected by Landlord on an item-by-item basis to equal the estimated Operating Costs that would have been incurred if ninety five percent (95%) of the Property were occupied for such year and such services and utilities were being supplied to ninety five percent (95%) of the rentable area of the Property, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such year.

Prior to the Commencement Date or the beginning of each calendar year during the Term (as applicable), or within a reasonable time thereafter, Landlord shall give Tenant an estimate of the Tax and Operating Cost Payment for such calendar year (which estimate Landlord may subsequently change), and Tenant shall pay to Landlord each month with Tenant’s monthly installment of Annual Fixed Rent, on account of the Tax and Operating Cost Payment, one-twelfth (1/12) of such most recent estimate (prorated with respect to any partial month at the beginning or end of the Term). After the close of each calendar year during the Term, Landlord shall determine the actual amount of Taxes and Operating Costs for such year and shall give Tenant a statement of the Tax and Operating Cost Payment due from Tenant for said year based on such determination. If Landlord’s statement shows that the Tax and Operating Cost Payment due from Tenant for such year exceeds the sum of Tenant’s monthly estimated payments on account thereof, then Tenant shall, within ten (10) days after receiving Landlord’s statement, pay such deficiency to Landlord. If there has been an overpayment by Tenant, such overpayment shall be credited against the monthly estimated Tax and Operating Cost Payments next coming due until fully credited, or if the Term has ended and there are no moneys due from Tenant to Landlord, such overpayment shall be paid to Tenant within thirty (30) days after the delivery of Landlord’s statement. Taxes for the 2012 calendar year are estimated to be $1,22 per rentable square foot of the Building and Operating Costs for the 2012 calendar year are estimated to be $1.80 per rentable square foot of the Building, but Tenant acknowledges that these amounts have been used for Landlord’s estimated budgeting purposes only and actual Taxes and Operating Costs for calendar year 2012 may be more or less than said amounts.

Provided Tenant shall have timely paid all amounts invoiced by Landlord on account of Operating Costs for the applicable calendar year, Landlord shall permit Tenant, at Tenant’s expense except as otherwise hereinafter provided, to review, at Landlord’s home office or other location containing such records, any of Landlord’s invoices and statements relating to Operating Costs for such calendar year, provided that such review is commenced within four (4) months of Tenant’s receipt of Landlord’s final statement of Operating Costs for the applicable calendar year (the “Final Statement”) and thereafter undertaken by Tenant (and not by any third party compensated by Tenant on a contingency fee arrangement) with due diligence. If Tenant objects to Landlord’s accounting of any Operating Costs and elects to review Landlord’s documentation as provided above, Tenant shall complete its review of Landlord’s invoices and statements within two (2) months of the commencement of such review. On or before the date six (6) months following receipt of the Final Statement, Tenant shall give Landlord a notice (the “Dispute Notice”) that Tenant disputes the correctness of such accounting, specifying the particular line items in which the accounting is claimed to be incorrect. If Tenant shall not give a Dispute Notice timely, then Tenant shall be deemed to have waived any and all objections to such Final Statement. If such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs plus any excess amount paid by Tenant on account of overstated Operating Costs and interest at the Default Rate (as defined in Section 23). If it should be agreed or decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid Tenant’s Percentage of Operating Costs in full, Tenant shall, as Additional Rent, promptly pay any deficiency in the payments thereafter made on account of Tenant’s Percentage of Operating Costs. If it should be agreed or decided that Operating Costs were overstated by less than five percent (5%), Landlord shall promptly reimburse Tenant any excess amount paid by Tenant on account of overstated Operating Costs, with interest at the Default Rate, and each party shall be responsible for its own costs incurred in connection with such dispute.

Tenant shall keep confidential (and shall cause any third party assisting Tenant with any such audit to keep confidential) all information obtained during the audit process including any settlements or arbitration awards made. Landlord may require Tenant to execute and deliver a separate confidentiality agreement further specifying Tenant’s obligations and Landlord’s remedies for breach, as a condition to commencement of the audit. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys and accountants to the extent necessary to perform their respective services for Tenant.

The term “Operating Costs” shall mean all costs and expenses paid or incurred by Landlord to operate, administer, repair, maintain, clean, insure, protect and provide management for the Property and to keep the Property in good condition, all as determined on a commercially reasonable basis by Landlord. If any item of Operating Costs is a capital expenditure, the total cost thereof shall not be included in Operating Costs for the calendar year in which it was made, but Landlord may include in Operating Costs for such calendar year in which such expenditure was made and in Operating Costs for each succeeding calendar year an annual charge-off of such capital expenditure, provided such expenditure is (1) made to comply with any law, rule, regulation, order or ordinance, or any amendment thereto or interpretation thereof, first enacted after the date the Building was constructed, or (ii) made to protect the health, safety of the occupants of the Property, or (iii) made to replace worn out or obsolete items or to keep the Property in first-class condition, or (iv) designed to reduce Operating Costs. Annual charge-offs shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement, repair, alteration or replacement made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry, consistently applied.

Notwithstanding the foregoing, Operating Costs shall not include the following:

(a) the cost of capital expenditures except as expressly provided herein;

(b) depreciation, interest and principal payments on mortgages, and other debt costs except for the interest factor included in the annual charge off of those capital expenditures that may be included in Operating Costs as hereinabove provided;

(c) costs for which Landlord is separately reimbursed by any tenant or occupant of the Property (other than pursuant to an operating cost clause) or by insurance by its carrier or any tenant’s carrier or by an other third party;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) any amounts paid as ground rental for the Property;

(f) the cost of repairs or other work occasioned by original construction defects in the Building or Property;

(g) compensation paid to executive employees above the grade of Property manager;

(h) general corporate overhead and administrative expenses of Landlord not incurred in the operation of the Property (except for fair market rental value of an on-site or off-site management office for the Building which may be included in Operating Costs) and all costs associated with the operation of the business of the entity which constitutes Landlord as distinguished from costs incurred in the operation of the Property (e.g., placement fees for employees, corporate accounting and employee training costs);

(i) management fees in excess of four percent (4%) of the aggregate of all gross receipts from income or rentals derived from the Building;

(j) any cost or expense, fines, penalties or interest resulting from the negligence or willful misconduct of Landlord or its agents, officers, contractors or employees;

(k) leasing commissions, brokerage commissions, advertising and marketing expenses and other costs incurred in connection with the development, marketing, advertising, or leasing of the Property and legal fees incurred in connection with leasing of the rentable area of the Building (excluding legal fees incurred in connection with leasing of space for any Building amenity);

(l) legal fees incurred in connection with disputes with tenants or occupants of the Building;

(m) any cost or expense, fines, penalties or interest incurred as a result of violation by Landlord of any applicable laws; and

(n) costs of removal, abatement or treatment of any Hazardous Materials in or under the Premises, Building and/or Property except for customary monitoring or filtering expenses.

The term “Taxes” shall mean all taxes, assessments, excises and other charges and impositions of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents from the Property shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession or income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) taxes assessed on Landlord. Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

The Tax and Operating Cost Payment and all other charges and amounts payable by or due from Tenant to Landlord under this Lease, other than the Annual Fixed Rent, shall be “Additional Rent.” As used in this Lease, the term “rent” refers to Annual Fixed Rent and Additional Rent.

7. Late Charge. If any installment of Annual Fixed Rent or Additional Rent on account of the Tax and Operating Cost Payment or any other rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate. In addition, if any installment of Annual Fixed or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in the processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent a specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

8. Security Deposit. Tenant has deposited $4,901.38 with Landlord (the “Security Deposit”) which sum shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. Tenant shall not mortgage, assign, transfer or encumber the Security Deposit and any such act on Tenant’s part shall be without force and effect and shall not be binding on Landlord. If Tenant fails to perform any of the terms of this Lease, then Landlord may, at Landlord’s option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit, or so much thereof as may be necessary, toward the payment of any amount due hereunder but unpaid or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall within ten (10) days of demand restore the Security Deposit to the original amount deposited. So long as Tenant is not in default under this Lease (i.e., after the applicable notice and/or cure period, if any, as provided in Section 23), Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms hereof (and less any amount Landlord shall estimate shall be due from Tenant on account of Operating Costs and Taxes), to Tenant promptly following the expiration or earlier termination of the Term and the surrender of possession of the Premises by Tenant in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on it and may commingle it with other funds. If Landlord conveys its interest in the Premises, the Security Deposit, or any part thereof not previously applied, will be turned over to the transferee, and Tenant will look solely to such transferee for proper application and return of the Security Deposit in accordance with the terms hereof.

9. Insurance. Tenant shall, at Tenant’s expense, take out and maintain from the date on which Tenant or any of its employees, agents, contractors or invitees first enters upon the Premises for any reason and throughout the Term and thereafter as long as Tenant or any of its employees, agents, contractors or invitees are in occupancy of any portion of the Premises, the following insurance:

(a) Commercial general liability insurance (on an occurrence basis and on a 1988 ISO CGL form or its equivalent, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Reit Management and Research LLC are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the Term, be at least equal to $3,000,000.00 combined single limit for personal injury and property damage per occurrence (which may be provided by a combination of $1,000,000 primary coverage and $2,000,000 umbrella or excess liability coverage), and, which, from time to time during the Term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

(b) worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

(c) so-called “special form” property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

(d) so-called “business income and extra expense” insurance covering twelve months loss of income.

All such policies (i) shall contain deductibles not in excess of that reasonably approved by Landlord, (ii) shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and (iii) shall be obtained from responsible companies qualified to do business and in good standing in the State of Georgia, which companies shall have a general policy holder’s rating in Best’s of at least A+ X or otherwise be acceptable to Landlord. Tenant shall furnish to Landlord certificates (on ACORD Form 28 or its equivalent) evidencing all such insurance prior to the beginning of the Term hereof. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least thirty (30) days prior to expiration of any existing policy. Each such policy shall be non-cancelable and not materially changed without at least thirty (30) days’ prior written notice to Landlord.

Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Subject to the foregoing provisions of this Section 9, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

10. Utilities. Subject only to Landlord’s obligations under Section 12(a), Tenant shall make its own arrangements for the provision of all utilities with respect to the Premises, including, electricity and gas (including any such utilities required to operate the heating ventilation and air-conditioning (“HVAC”) equipment serving the Premises) and Landlord shall be under no obligation to install any utility system or equipment in the Premises or to furnish any utilities to the Premises. All utilities furnished to the Premises are, and shall continue to be separately metered, and the cost of maintaining, repairing and replacing, as necessary, each separate metering device, and installing any additional metering devices, if necessary, shall be borne by Tenant. Tenant shall contract directly with the utility supplier for each utility service furnished to the Premises and shall pay all charges for said utilities when due.

11. Compliance with Laws.

(a) Tenant shall, at its sole cost, make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or applicable to other portions of the Property. Notwithstanding the foregoing, Tenant shall only be responsible for such repairs, alterations, additions, replacements or safety appliances to the extent the need therefor arises out of any particular use or manner of use of the Premises by Tenant (i.e., other than mere occupancy for general office purposes) or out of any work performed by Tenant.

(b) Landlord shall keep the structure and the common areas and systems of the Building in material compliance with all zoning and building ordinances and codes applicable to general office buildings in Roswell, Georgia (provided Tenant shall have complied with its obligations under this Section 11 and Section 12).

12. Repairs and Maintenance.

(a) Repairs and Maintenance by Landlord. Landlord shall make such repairs and replacements to the roof (including the roof membrane), exterior walls, downspouts and drainage system, floor slabs and other structural components of the Building and to the sprinkler system in the Premises, to the walkways, landscaped areas and parking lots of the Property, and to the common pipes, conduits and utility lines which deliver electricity, water, gas and sewer service to the Building as may be necessary to keep them in good repair and condition (exclusive of repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees and not covered by insurance required to be maintained by Landlord), and Landlord shall provide cleaning and maintenance to the common areas of the Property intended for use by tenants of the Property. Landlord shall also be responsible, at its sole cost and expense, for making any necessary repairs or replacements to the HVAC units serving the Premises so such units are capable of satisfying current applicable ASHRAE comfort standards for heating, cooling and indoor air quality provided, however, Landlord shall not be required to make such repairs or replacements the need for which is due to Tenant’s negligence or misuse of the HVAC equipment serving the Premises. Notwithstanding any provision of this Lease to the contrary, Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability or inability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Notwithstanding the foregoing, if due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than five (5) consecutive business days following notice from Tenant due to (I) a lack of any of water, sewer, elevator service, access or electricity or (II) the failure by Landlord to perform repairs which Landlord is obligated to perform pursuant to this Section 12, and (ii) Tenant shall, prior to or concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such five (5) business-day period and ending on the date that the Premises (or such portion) is rendered usable. If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement. In addition, if Tenant is entitled to a full abatement of Annual Fixed Rent hereunder for a period in excess of one hundred and eighty (180) consecutive days, and if Tenant shall have discontinued use of the entire Premises during all of such abatement period, then Tenant thereafter shall have the right to terminate the Term of this Lease by giving notice of such election to Landlord but only if notice of such termination is received by Landlord prior to the date of restoration of such services or access. Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement and termination hereunder.

(b) Repairs and Maintenance by Tenant. Tenant shall contract directly for cleaning of the Premises and other janitorial services required by Tenant, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems and equipment therein as are necessary to keep them in the same condition as existed on the Commencement Date, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted. Landlord shall deliver the Premises to Tenant with all such fixtures, systems and equipment (other than any installed by Tenant) in good working condition. Tenant shall secure, pay for and keep in force contracts with qualified and reputable maintenance contractors, reasonably acceptable to Landlord, providing for regularly scheduled maintenance of the hot water and HVAC systems in the Premises which shall include such service as shall be customary or recommended by such contractor to keep such systems in good operating condition and repair, and Tenant shall furnish Landlord with copies of such contracts. All such contractors shall provide such insurance as Landlord shall reasonably require.

13. Installations Alterations and Additions. Tenant shall not make any installations, alterations or additions in, to or on the Premises or any property adjacent thereto, install any signs visible from outside the Premises, or make any holes in the walls or partitions (except to hang pictures and other decorations), ceilings or floors without on each occasion obtaining Landlord’s prior written consent, which consent shall be given in Landlord’s absolute and sole discretion, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Landlord’s consent shall not be unreasonably withheld or delayed with respect to installations, alterations, additions or improvements that are consistent with Building standards, do not adversely affect the plumbing, HVAC, mechanical, electrical or life safety systems or the structural elements of the Building, are not visible from outside of the Premises, do not require a building permit and shall not increase Taxes or Operating Costs or require Landlord to perform any work to the Building. Tenant shall pay promptly when due the entire cost of any work undertaken by Tenant so that the Premises and Property shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work Tenant commences will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that all of such property will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure and keep current all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be performed in a good and workmanlike manner by contractors, subcontractors and mechanics approved in advance by Landlord and utilizing materials of good quality. All such work and the performance thereof shall be in accordance with all applicable zoning, building, fire, health, occupational safety and other codes, regulations, ordinances and laws, and with such additional requirements as Landlord may reasonably establish to protect the Property and its operation.

Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance of other tenants of the Building.

14. Assignment and Subletting. Tenant shall not directly or indirectly assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, except as hereinafter provided. Unless Tenant’s stock shall be traded on a domestic national securities exchange, any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than seven (7) days prior notice to Landlord, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets or stock in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Vidara Therapeutics Inc. (DE) as of the date of this Lease or the net worth of Vidara Therapeutics Inc. (DE) immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of Vidara Therapeutics Inc. (DE), in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Section 14, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 14 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a default of Tenant at the effective date of such assignment. Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than seven (7) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the Term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate.

In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, then Tenant shall, not later than thirty (30) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request. In such case Landlord may elect (a) to terminate the Term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining Term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than fourteen (14) days after receiving notice of such intent from Tenant. If Landlord shall give such notice within such fourteen (14) day period, Tenant may, by notice given to Landlord not later than ten (10) days after Landlord’s notice to terminate or exclude, withdraw its request for Landlord’s consent to assign or sublease, as applicable, in which ease Landlord’s notice to terminate or exclude shall be of no further force and effect and this Lease shall remain in full force and effect with respect to the entire Premises. If Tenant shall not elect to withdraw its request to assign or sublease as aforesaid, then upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the Term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced. If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

If Landlord shall not elect to terminate the Term of this Lease or to exclude from the Premises the area to be sublet pursuant to the preceding paragraph, then Landlord shall not unreasonably condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under the proposed assignment or sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises would be, in Landlord’s determination, inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions affecting the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building (or is an entity affiliated with any such tenant or occupant), or (b) the proposed assignee or subtenant is a party, or is affiliated with any party, which shall have entered into negotiation with Landlord for space in the Building within the preceding six (6) months; (vi) the use of the Premises or the Building by the proposed assignee or subtenant would increase Operating Costs, require any alterations to the Building to cause the Building to comply with applicable laws, or otherwise cause Landlord to incur any additional cost or expense or (vii) any such sublease shall result in the Premises being occupied by more than three (3) parties (including Tenant) at any one time.

If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 14, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 3, 5 and 6 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. To enable Landlord to confirm that any sublease which Tenant shall desire to enter into shall comply with the provisions of this Section 14 and/or otherwise be acceptable to Landlord, Tenant shall submit the final form of sublease to Landlord not less than thirty (30) days prior to its execution. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Section 14.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of Vidara Therapeutics Inc. (DE) and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s written approval in the case of any other subletting or assignment. Tenant shall reimburse Landlord (in an amount not to exceed $2,500.00 with respect to any single request for consent or approval) immediately upon demand for its reasonable attorneys’ fees incurred in connection with documenting Landlord’s consent to any assignment or sublease. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the uses permitted hereunder. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 14 shall be voidable at Landlord’s option. Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay one hundred percent (100%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent provided that in computing the amount of any such excess the amortized portion of the following “Transfer Expenses” paid by Tenant in connection with such assignment or sublease may first be deducted from the monthly amount of any such excess: (i) the cost of alterations or improvements made by Tenant to the Premises in order to consummate an assignment or to the portion of Premises that is subleased in order to consummate a sublease, (ii) reasonable brokerage commissions or fees, and (iii) reasonable attorneys fees. Any such Transfer Expenses shall be amortized in equal monthly installments over the term of the assignment or sublease and shall be verified by Tenant by written documentation reasonably satisfactory to Landlord within sixty (60) days after the date of delivery of possession to the assignee or sublessee. Nothing in this paragraph shall be deemed to abrogate the provisions of this Section 14 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

15. Landlord’s Right to Enter. Landlord shall have the right to enter upon the Premises at all reasonable times in order to perform its obligations hereunder and to examine or to show the Premises to others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform. Except in instances posing an imminent threat to life or property, and except for any entry pursuant to the performance of Landlord’s routine obligations, Landlord shall give Tenant reasonable notice (which may be oral) prior to making any entry onto the Premises and shall use all reasonable efforts to minimize, to the extent practicable, any interference with Tenant’s use of the Premises during any such entry.

16. Subordination. This Lease is and shall be subject and subordinate to all ground and underlying leases and to the liens of all mortgages or deeds of trust which may now or hereafter affect or encumber the Building or the Property and to all renewals, modifications, consolidation, replacements or extensions thereof. This paragraph shall be self-operative and no further instrument of subordination shall be required. In confirmation of any such subordination, Tenant shall at Landlord’s request execute within ten (10) calendar days after receipt, any appropriate certificate or other document that Landlord may reasonably request. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or other document for or on behalf of Tenant if Tenant does not execute said certificate or document within fourteen (14) days from receipt thereof. Notwithstanding the foregoing to the contrary, any ground lessor, mortgage holder or beneficiary of a deed of trust may, at its option, subordinate the lien of its respective ground lease, mortgage or deed of trust to this Lease by giving Tenant fourteen (14) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such ground lease, mortgage or deed of trust and no other documentation shall be necessary to effect such change.

Tenant agrees that in the event that any proceedings are brought for the foreclosure of any mortgage, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such purchaser and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that such purchaser shall not be liable in any way to Tenant for any act or omission, neglect or default on Landlord’s part under this Lease or be responsible for any monies owing by or on deposit with Landlord to Tenant’s credit or be subject to any rental credit, offset or abatement theretofore accruing to Tenant (but nothing herein shall relieve a successor landlord from the obligation to remedy defaults in the performance of Landlord’s maintenance, repair or service obligations which continue after such successor landlord shall have succeeded to the rights of Landlord under this Lease). Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed.

Landlord hereby represents that as of the date of this Lease, the Property is not subject to the lien of any mortgage and Landlord holds fee title thereto. At Tenant’s request, Landlord shall use reasonable efforts (without the obligation to incur expense or liability in connection with such efforts) to obtain a so-called non-disturbance agreement from any future superior lessor or mortgagee which agreement may be in the form customarily used by such superior lessor or mortgagee, or if no such form exists, in any commercially reasonable form, subject to the conditions and limitations of this Section 16, provided, however, that if, despite such reasonable efforts, Landlord is unable to obtain such agreement, such failure shall not constitute a default by Landlord under this Lease.

17. Rules and Regulations. Tenant shall observe and abide by the Rules and Regulations of the Building set forth in Exhibit B to this Lease, as the same may be amended, revised or supplemented from time to time upon written notice to Tenant. Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. Landlord agrees that it shall apply the Rules and Regulations in a nondiscriminatory manner, but Landlord may waive Rules and Regulations with respect to particular tenants when Landlord shall have a good faith basis to do so.

18. Estoppel Certificates. Tenant shall, within fourteen (14) days following written request by Landlord, execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against Tenant’s obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform Tenant’s other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

19. Indemnification.

(a) Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the Term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (v) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant regardless of whether such claims result from the sole, joint, comparative or concurrent negligence or strict liability of Landlord, its agents, servants or employees. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Section 19 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

(b) Landlord shall indemnify Tenant and hold Tenant harmless from and against any and all claims, liabilities or penalties asserted by or on behalf of any third party on account of bodily injury or death arising out of the negligence or other wrongful conduct of Landlord or its agents, contractors or employees during the Term of this Lease; and, in case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

20. Personal Property at Tenant’s Risk. Tenant shall keep all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property at Tenant’s sole risk, and if the whole or any part thereof shall be lost, destroyed or damaged by fire, flood, theft or any other cause, Tenant shall hold harmless and indemnify Landlord and its manager from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage.

21. Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender all keys to the Premises; remove such installations (including wiring and cabling wherever located), alterations and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request and all of Tenant’s signs wherever located; remove all of Tenant’s personal property; repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove) in broom-clean condition, free of all of Tenant’s personal property and good order and repair, normal wear and tear and damage due to casualty excepted. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay to Landlord the entire cost and expense Landlord incurs in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of this Lease and prior to its performance of Tenant’s obligations under this paragraph. Tenant shall indemnify Landlord against all loss, cost, damage and expense resulting from Tenant’s failure and delay in surrendering the Premises as above provided. Notwithstanding the foregoing, Tenant shall not be required upon the expiration or earlier termination of the Term to remove any alterations and improvements made as part of Landlord’s Work.

22. Casualty and Taking. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then this Lease may be terminated at Landlord’s election. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. If Landlord does not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or Tenant’s employees, agents, contractors or invitees) Annual Fixed Rent and the Tax and Operating Cost Payment shall be proportionately suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by zoning and building codes or ordinances then in existence. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

23. Tenant Default. Tenant’s failure to pay Annual Fixed Rent, Additional Rent or any other amount due hereunder which failure shall continue for at least five (5) days after notice of such failure shall constitute a default hereunder; provided, however, if, on two (2) occasions during any consecutive twelve (12) month period during the Term, Tenant fails to pay any installment of Annual Fixed Rent or Additional Rent when due but does pay the same within five (5) days after notice of such failure, then Tenant’s subsequent failure to pay any installment of Annual Fixed Rent or Additional Rent when due during said twelve (12) month period shall constitute a default hereunder without the need for notice and/or a grace period. Tenant’s failure to observe or perform any other covenant or agreement contained herein which failure shall continue for thirty (30) days after notice of such non-observance or non-performance, shall constitute a default hereunder. In the event of any such default by Tenant hereunder, in addition to all other remedies available at law or in equity, Landlord shall be entitled to terminate this Lease by notice to Tenant, whereupon, at Landlord’s election, all of the Annual Fixed Rent and Additional Rent due for the remainder of the Term shall immediately become due and payable. If Landlord shall elect to accelerate Tenant’s rental obligations pursuant to the preceding sentence, Landlord shall credit Tenant with the net proceeds, if any, of any reletting of the Premises to the extent such proceeds are allocable to periods within the remainder of the Term, after deducting all expenses incurred by Landlord in terminating this Lease and recovering possession of the Premises and in connection with such reletting, including, without limitation, attorney’s fees and expenses, brokerage commissions, advertising costs, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Landlord shall in no event be liable for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting. Landlord shall make a good faith effort to relet the Premises following a default of Tenant, but subject to and in accordance with the following criteria:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Tenant shall have surrendered possession of the Premises in the condition required by Section 21 hereof;

(ii) Landlord shall have no obligation to offer the Premises to any prospective tenant so long as other premises in the Building suitable for that prospective tenant are currently available, or are reasonably expected to be available within the next six (6) months;

(iii) Landlord shall have no obligation to enter into a lease of less than all of the Premises;

(iv) Landlord shall have no obligation to enter into a lease under terms and conditions that are inconsistent with Landlord’s then current leasing policies for comparable space in the Building;

(v) Landlord shall have no obligation to enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources and operating experience;

(vi) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises or the Building suitable for use by a prospective tenant unless either (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such prospective tenant (which payment shall be in addition to any other damages or amounts to which Landlord may be entitled to as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any lease with such prospective tenant; and

(vii) Landlord shall have no obligation to enter into a lease with any prospective tenant whose use would, in Landlord’s judgment: (1) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (2) adversely affect the reputation of the Building; (3) be incompatible with the operation of the Building as a first-class building; or (4) require any alterations to the Building.

Tenant hereby waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or right of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Notwithstanding any termination of this Lease for a default by Tenant, unless Landlord elects to accelerate Tenant’s rental obligations as hereinabove provided, Tenant shall remain liable to Landlord for the payment of all amounts due hereunder from the date of termination through the scheduled expiration of the Term and Tenant shall indemnify Landlord against all loss of Annual Fixed Rent, Additional Rent and other payments which Landlord may incur by reason of such termination. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, including, without limitation, actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages, for Tenant’s failure to comply with Tenant’s obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any of Tenant’s obligations hereunder. Landlord shall also have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of Tenant’s failure or neglect to comply with any of Tenant’s obligations under this Lease, and in the event of the exercise of such right, Tenant will pay to Landlord forthwith upon demand all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of 6% over the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred basis points above the 14-day moving average closing trading price of 90-day U.S. Treasury Bills.

24. Landlord Default. Landlord shall not be deemed to be in breach, or in default in the performance, of any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Landlord’s failure to perform any of its obligations hereunder shall not be deemed an eviction of Tenant (constructive or actual), and except as expressly set forth herein, Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder.

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

25. Holdover. Any holding over by Tenant after the expiration of the Term hereof shall be treated as a daily tenancy at sufferance at a rental rate equal to 150% of the stun of (i) Annual Fixed Rent in effect immediately prior to the expiration or earlier termination of the Term, plus (ii) the Additional Rent on account of Operating Costs and Taxes (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. No holding over by Tenant after the Term shall be construed to extend the Term of this Lease. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the Term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the Term of this Lease.

26. Limitation of Liability. Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord. In no event shall Landlord ever be liable to Tenant for any loss of business or any indirect, special or consequential damages suffered by Tenant from whatever cause. In the event that Landlord or any of Landlord’s successors shall transfer title to the Property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on Landlord’s part to be performed hereunder so long as the transferee assumes in writing the obligation of Landlord to perform such covenants or obligations, it being intended hereby that the covenants and obligations contained herein which Landlord agrees to perform shall, subject to the aforesaid, be binding on Landlord and its successors and assigns, only during and in respect of Landlord’s respective period of ownership of the Property.

27. Payment of Landlord’s Costs. Tenant shall pay on demand Landlord’s expenses incurred in enforcing any obligation of Tenant under this Lease or in evaluating whether to grant consent or approval requested by Tenant, which fees shall include, without limitation, legal, engineering and other professional fees and expenses.

28. Public Disclosure and Financial Information. Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld.

In the event of a sale of the Building or financing or refinancing of the Building (but not more often than twice per calendar year), Tenant shall provide Landlord with its most recent audited financial statement, or if it shall have no such financial statement, with true copies of its most recent state and federal tax returns, within fifteen (15) days of request. Landlord agrees to use commercially reasonable efforts not to disclose to third parties any information provided by Tenant to Landlord pursuant to this Section 28 other than (i) as reasonably necessary in connection with the operation of the Property, or (ii) for financial reporting and credit related activities, or (iii) in connection with any proposed sale or financing of the Property, or (iv) in connection with any dispute relating to the Lease, or (v) as may be required by law. Landlord agrees to inform its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “Representatives”) of the confidential nature of such financial information and to instruct each such Representative to treat such information confidentially and in accordance with the terms of this paragraph.

29. Relocation. If Landlord so requests, upon not less than ninety (90) days written notice to Tenant, Tenant shall vacate the Premises and relinquish its rights with respect to the same provided that Landlord shall provide to Tenant substitute space in the Building, such space to be reasonably comparable in size (i.e., not less than ninety-five percent (95%) of the square footage of the Premises), layout, finish and utility to the Premises, and further provided that Landlord shall, at its sole cost and expense, move and set-up Tenant and its telephone and data cabling, wiring, equipment, furniture and other removable personal property from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant including, without limitation, performing such move over a weekend. If Landlord elects to relocate the Premises (or such portion) pursuant to this paragraph, Landlord shall also reimburse Tenant for the documented, reasonable third-party costs necessarily incurred by Tenant by reason of such relocation, such as, by way of illustration only, replacing existing stocks of Tenant’s stationery to reflect the new location of the Premises and disconnecting, re-connecting and testing Tenant’s security and other systems. Any such substitute space shall, from and after the date such space is so provided, be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease provided, however, that the Annual Fixed Rent and Tenant’s Percentage shall not be increased due to any such relocation, notwithstanding any increase in the rentable square footage of the Premises and further provided that if the rentable area of the substitute space is less than 97% of the rentable square footage of the Premises, then the Annual Fixed Rent and Tenant’s Percentage will be reduced on a per rentable square foot basis commencing on the date Tenant takes occupancy of the substitute space. Landlord agrees that it shall not exercise its right to relocate Tenant pursuant to this paragraph during Year 1 or more than once during the Original Term.

Any request by Landlord pursuant to this paragraph shall be made by notice to Tenant (the “Relocation Notice”) which shall identify the proposed substitute space and the approximate date on which Tenant shall be required to relocate. Tenant may elect to terminate the Term of this Lease if Landlord proposes to relocate the Premises during the last two (2) years of the Term by giving Landlord written notice of such election not later than twenty (20) days after the giving of Landlord’s Relocation Notice, time being of the essence. Any such termination by Tenant shall be effective on the relocation date stated in the Relocation Notice unless Landlord elects to withdraw and cancel the Relocation Notice, which Landlord may do at any time within thirty (30) days after the giving of Tenant’s notice, in which case the Relocation Notice shall be null and void and this Lease shall continue in full force and effect.

30. Brokerage. Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with. the consummation of this Lease, other than Phoenix Atlanta Partners and PM Realty Group, and in the event of any brokerage claims or liens, other than by Phoenix Atlanta Partners and/PM Realty Group, against Tenant, Landlord or the Property predicated upon or arising out of prior dealings with Landlord or Tenant with respect to this Lease, the party with whom the broker claims to have dealt agrees to defend the same and indemnify and hold the other party harmless against any such claim, and to discharge any such lien. Landlord shall pay a brokerage commission arising out of the consummation of this Lease to PM Realty Group pursuant to a separate agreement between Landlord and PM Realty Group that requires PM Realty Group in turn to pay Phoenix Atlanta Partners.

31. Notices. Any notice to be provided hereunder shall be sent by certified mail, postage prepaid, return receipt requested, or delivered by hand or by a nationally recognized courier service that provides a receipt for such delivery (such as Federal Express), if to Tenant at the Premises, with copies to William J. Berg, Esq., Kitchens Kelley Gaynes, PC, Eleven Piedmont Center Suite 900, 3495 Piedmont Road, NE, Atlanta, GA 30305, General Electric Capital Corporation, 500 West Monroe Street, Suite 1700, Chicago, IL 60654, Attention: Vidara Account Officer, GE Healthcare Financial Services and General Electric Capital Corporation, 2 Bethesda Metro Center, Bethesda, MD 20814, Attention: General Counsel – Healthcare Financial Services, or to such other address as Tenant may from time to time designate in writing; and if to Landlord, c/o Reit Management & Research LLC, 1775 The Exchange, Suite 170, Atlanta, GA 30350, Attention: Vice President, Southeast Region, with a copy to Reit Management & Research LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, Attention: Jennifer B. Clark, or to such other address as Landlord may from time to time designate in writing. Notices shall be deemed effective upon receipt or refusal thereof.

32. No Waiver. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy set forth in this Lease.

33. Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

34. Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

35. Access. Tenant shall have access to the Premises at all times (i.e., twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year). Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein.

36. Parking, During the Term. Tenant and its employees and invitees may use, at no additional charge, a total of up to 4.0 parking spaces for every 1,000 rentable square feet of the Premises rounded up to the nearest whole number (i.e., twenty-five (25) parking spaces as of the date of this Lease), in the surface parking lot appurtenant to the Building (the “Parking Facility”). All such parking spaces shall be unreserved and available on a first-come, first-served basis until further notice from Landlord. The Parking Facility shall be used for the parking of passenger vehicles only (except for commercial vehicles providing services to the Premises such as deliveries, janitorial services and office equipment repairs) and no vehicles shall be left in the Parking Facility overnight. Landlord reserves the right to (a) implement and modify systems to regulate access to and use of the Parking Facility provided, however, the use of the Parking Facility by Tenant, its employees and invitees shall at all times be free of charge, (b) designate and redesignate reserved and unreserved parking areas within the Parking Facility (for some or all tenants), (c) change entrances or exits and alter traffic flow within the Parking Facility, and (d) modify the Parking Facility to any extent. Landlord further reserves the right to close the Parking Facility or portions thereof temporarily to the extent necessary for maintenance and repairs. Tenant acknowledges that Landlord is not required to provide any security or security services for any of the Parking Facility. Tenant shall indemnify and agrees to defend and hold Landlord harmless from and against all claims, loss, cost, or damage arising out of the use by Tenant and its employees and invitees of the Parking Facility, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agent or employees. Tenant shall, and shall cause its employees to, comply with all reasonable rules and regulations pertaining to the Parking Facility, as the same may be established amended, revised or supplemented by Landlord.

37. Signs. Landlord shall install a sign or lettering on or adjacent to the entry doors to the Premises identifying Tenant and conforming to Building standards adopted by Landlord. The cost of the initial sign on the entry door to the Premises shall be included in the cost of Landlord’s Work and any subsequent changes thereto shall be made at Tenant’s sole expense.

38. Landlord’s Lien Waiver. Landlord shall, upon reasonable prior notice from Tenant requesting the same, execute an instrument in the form substantially as shown on Exhibit D attached hereto, waiving any liens (whether contractual, statutory, constitutional, arising under common law, or otherwise) on Tenant’s personal property located in the Premises.

39. Right of First Refusal. So long as this Lease is still in full force and effect, and subject to the ROFR Conditions (hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, if after the eighteenth (18th) full month of the Term Landlord shall receive a bona fide expression of interest from another tenant of the Building or a prospective tenant (each a “Prospect”) to lease space in the Building contiguous to the Premises, as the same may be relocated pursuant to Section 29 hereof (the “ROFR Space”), which Landlord intends to accept, or if Landlord shall make a bona fide written offer to a Prospect to lease the ROFR Space which is acceptable to such Prospect, Landlord shall so notify Tenant in writing (“Landlord’s ROFR Notice”), identifying the space Landlord proposes to lease to the Prospect and the terms and conditions (the “Terms”) on which Landlord proposes to lease the ROFR Space to the Prospect (which may include a term whose expiration date is not coterminous with the Term applicable to the space then constituting the Premises demised hereby, in which case the ROFR Space shall not be deemed part of the Premises for purposes of Section 2(b)). Tenant may, by giving notice to Landlord (the “ROFR Acceptance”) within five (5) business days after Landlord’s ROFR Notice, irrevocably elect to lease the ROFR Space on the Terms. If Tenant shall have so elected to lease the ROFR Space, it shall enter into an amendment to this Lease within ten (10) days after it shall have received the same from Landlord, confirming the lease of the ROFR Space to Tenant on the Terms and, except as otherwise provided in or inconsistent with the Terms, on the terms and conditions then and thereafter applicable to the Premises initially demised hereunder. If Tenant shall not elect to lease the ROFR Space within the aforesaid five business-day period, then Tenant shall have no further rights under this Section 39 and Landlord shall thereafter be free to lease any or all of the ROFR Space to the Prospect or any other third party or parties from time to time on such terms and conditions as it may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this paragraph.

The provisions hereof shall not apply if Landlord shall intend either (a) to enter into a lease of the ROFR Space to any party pursuant to the terms of a lease in effect as of the date of this Lease or to any entity controlling, controlled by or under common control with Landlord or (b) to renew or extend the lease with (or grant a new lease to) the entity (or any party affiliated with such entity) then occupying the ROFR Space, The “ROFR Conditions” are that, as of the date of the ROFR Acceptance, there shall exist no default of Tenant, and Vidara Therapeutics

Inc. (DE) (or any successor by Merger, or any Affiliate) shall actually occupy the entire Premises.

40. Miscellaneous. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between them concurrently herewith and which shall expressly refer to this Lease, All understandings and agreements heretofore made between Tenant and Landlord are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the parties’ agreement and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by both Tenant and Landlord. The submission of this Lease for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises until the execution and delivery of this Lease by both Tenant and Landlord, Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively of Tenant and Landlord and, if Tenant is an individual, upon and to Tenant’s heirs, executors and administrators. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them, and (ii) any notices, requests, demands, consents, approvals or other communications delivered by Tenant under this Lease which are not executed by each person or party named as Tenant herein may be deemed void, if Landlord shall so elect. Time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease. Except as otherwise set forth in this Lease, any of Tenant’s obligations (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense Landlord may incur in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that Landlord may effect such cure following the expiration or earlier termination of this Lease).

IN WITNESS WHEREOF, the parties have executed this Lease under seal the day and year first above written.

LANDLORD:

Hub Properties GA LLC

By:	/s/ David M. Lepore
David M. Lepore
Senior Vice President

TENANT:

Vidara Therapeutics Inc. (DE)

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

EXHIBIT A

FLOOR PLAN OF THE PREMISES

Property Managed By:

Holcomb Woods – Building 200

1000 Holcomb Woods Parkway,
Roswell GA, 30076

EXHIBIT A-1

LANDLORD’S PLANS

herring troy associates, pc

FIRE RATED DETAILS

Fire Resistance Ratings - [illegible]

Design No. [illegible]
Nonbearing Wall Rating - 1 HR.

System No. [illegible]
Through-penetration Firestop Systems

[illegible]

ADA RESTROOMS

[illegible]

ABBREVIATIONS

[illegible]

BUILDING CODES

[illegible]

GENERAL NOTES

[illegible]

CONTACTS

ARCHITECT

Herring Troy Associates, P.C.
[illegible] Peachtree Rd. N.E.
3 Piedmont Center, Suite [illegible]
Atlanta, GA [illegible]
[illegible]
Contact: [illegible]

CONTRACTOR

N.O.V.A. COMMERCIAL INTERIORS, INC.
[illegible]
Marietta, GA [illegible]
[illegible]
Contact: Michael [illegible]

PROJECT CRITERIA

Development Name: [illegible]
Address: [illegible], Roswell, GA [illegible]
Occupancy Classification: Business
Type of Construction: [illegible]
Sprinklered: Yes
Fire Alarm: Yes
1 Hour Protected: No
Seismic Use Group: Group 1
Seismic Design Category: C
Total Interior Finish Area: [illegible]
Office: [illegible]
Basement: N/A
Mezzanine: N/A
Stories: 1
Floor Level: 1st
Maximum Floor Live Load: [illegible]
Occupancy: [illegible]

VICINITY MAP

LOCATION PLAN

DRAWING INDEX

C-1	Cover Sheet
A-1	Architectural Plan
	Reflected Ceiling Plan
A-2	Utility Plan
	Finish Plan
A-3	Elevations

C-1

A-1

Review & Approve

Issued for

Issued for

MANAGEMENT
1000 Holcomb Woods
Roswell, GA 30076

Building 200
Suite 270

herring troy associates, pc

1 Unisex Bathroom Elevation

2 Typical Restroom Elevation

3 Copy / Mail Room Elevation

4 Break Room Elevation

herring troy associates, pc

A-3

EXHIBIT A-2

SPACE PLAN

EXHIBIT B

RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, and driveways in or about the Property shall not be obstructed by Tenant.

2.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or part of the outside or inside of the Building without the prior consent of Landlord.

3.	Tenant shall not place a load upon any floor of the Building exceeding the lesser of the floor load which such floor was designed to carry or that allowed by law.

4.	No additional or different locks or bolts shall be affixed on doors by Tenant. Tenant shall return all keys to Landlord upon termination of Tenant’s lease. Tenant shall not allow peddlers, solicitors or beggars in the Premises and shall report such persons to Landlord.

5.	Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

6.	No vehicles or animals of any kind shall be brought into or kept in or about the Premises, except for motorized aides and service animals for disabled people. The Premises shall not be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7.	Tenant shall not engage or pay any employees of the Property without approval from Landlord.

8.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

9.	Tenant shall, at Tenant’s expense, provide artificial light and electric current for Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the demised premises.

10.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

11.	Landlord reserves the right to establish, modify and enforce parking rules and regulations.

12.	All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

13.	Smoking shall not be permitted in the Premises or Building.

EXHIBIT D

LANDLORD’S WAIVER AND CONSENT

THIS LANDLORD’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of this              day of             , 20        , by and among HUB PROPERTIES GA, LLC (“Landlord”), VIDARA THERAPEUTICS INC., a Delaware corporation (the “Company”) and GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (“Administrative Agent”) for the lenders (collectively, “Lenders”) from time to time party to the Credit Agreement described below.

A. Landlord is the owner of the real property commonly known as Holcomb Woods, Building 200, located at the Holcomb Woods Business Park, 1000 Holcomb Woods Parkway, Roswell, Georgia 30076 (the “Premises”), and has leased the Premises to the Company pursuant to that certain Lease dated             , (as amended, the “Lease”).

B. Administrative Agent and Lenders have entered into or are about to enter into a Credit Agreement with Company, the other loan parties party thereto, the Lenders and the Administrative Agent (as amended, restated, modified, supplemented, refinanced or renewed from time to time, the “Credit Agreement”), and to secure the obligations arising under the Credit Agreement and related documents, Company has granted to Administrative Agent, for its own benefit and the ratable benefit of Lenders, a security interest in and lien upon certain assets of Company, including, without limitation, all of Company’s cash, cash equivalents, accounts, goods, inventory, together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing but expressly excluding all leasehold improvements in the premises, regardless of by whom such improvements were installed, and any security deposit required under the Lease (collectively, the “Collateral”).

NOW, THEREFORE, in consideration of any financial accommodations extended by Lenders to Company at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Landlord acknowledges that (a) the Lease is in full force and effect and (b) Landlord is not aware of any existing default under the Lease.

2. Landlord will provide Administrative Agent with written notice of any default by Company under the Lease that will result in termination of the Lease (a “Default Notice”) in accordance with the notice provisions of Section 31 of the Lease and the Company agrees that it shall not seek to change the addresses for notices to the tenant under the Lease without the prior written consent of Administrative Agent for so long as the obligations of Company to Lenders remain unsatisfied. Administrative Agent shall have up to 30 days following receipt of such Default Notice to cure such default, but neither Administrative Agent nor any Lender shall be under any obligation to cure any default by Company under the Lease. No action by Administrative Agent or any Lender pursuant to this Waiver and Consent shall be deemed to be an assumption by Administrative Agent or any Lender of any obligation under the Lease, and, except as otherwise provided herein, Administrative Agent shall not have any obligation to Landlord.

3. Landlord acknowledges the validity of Administrative Agent’s lien on the Collateral and, until such time as the obligations of Company to Lenders are indefeasibly paid in full (in which event the Company shall promptly notify Landlord), Landlord waives any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason.

4. Prior to a termination of the Lease, Administrative Agent or its representatives or invitees may enter upon the Premises at any time, in accordance with the provisions of the Lease applicable to access, to inspect or remove any or all of the Collateral.

5. Upon a termination of the Lease, Landlord will permit Administrative Agent and its representatives and invitees to occupy and remain on the Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed up to 30 days following receipt by Administrative Agent of a Default Notice or expiration of the Lease by its own terms (absent a tenant default thereunder), (b) for the Disposition Period, Administrative Agent will pay to Landlord 110% of the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease, and (c) such amounts paid by Administrative Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Company remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits creditors of the Company from proceeding against the Collateral or the Lease, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.

6. During any Disposition Period, (a) Administrative Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and (b) Administrative Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises.

7. Administrative Agent shall promptly repair, at Administrative Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by any removal of Collateral by or through Administrative Agent (ordinary wear and tear excluded). Neither Administrative Agent nor any Lender shall be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and neither Administrative Agent nor any Lender shall have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.

8. All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by nationally recognized overnight courier, to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

9. This Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of New York, and shall be binding upon each of the parties hereto and inure to the benefit of the

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Company, Landlord, Administrative Agent and Lenders, and their respective successors and assigns (including any transferees of the Premises).

IN WITNESS WHEREOF, this Landlord’s Waiver and Consent is entered into as of the date first set forth above.

[Signature pages follow]

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“LANDLORD”

Address for Notices:	HUB PROPERTIES GA, LLC

HUB PROPERTIES GA, LLC c/o REIT Management & Research, LLC	By:
1775 The Exchange, Suite 170 Atlanta, Georgia 30350 Attn: Vice President – Southeast Region	Name: Title:	David M. Lepore Senior Vice President

With a copy to: HUB PROPERTIES GA, LLC c/o REIT Management & Research, LLC Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458 Attn: Jennifer B. Clark

“ADMINISTRATIVE AGENT”

Address of Notices:	GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

General Electric Capital Corporation	By:
500 West Monroe Street, Suite 1700	Name:
Chicago, Illinois 60654	Title:

Attn: Vidara Account Officer, GE Healthcare

Financial Services

Facsimile: (866) 741-5378

With a copy to:

General Electric Capital Corporation

2 Bethesda Metro Center

Bethesda, Maryland 20814

Attn: General Counsel-Healthcare Financial Services

Facsimile: (866) 741-5378

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“COMPANY”

VIDARA THERAPEUTICS INC.

VIDARA THERAPEUTICS INC. 1000 Holcomb Woods Parkway Building 200, Suite 270 Roswell, Georgia 30076 Attention: Bala Venkataraman Telephone: Facsimile:	By: Name: Title:

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